Exhibit 99.1

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558

Allergan Reiterates Strong Standalone Growth Profile and Strategy Following Termination of Pfizer Transaction

— Pfizer-Allergan Merger Agreement Terminated –

— Allergan’s Leading Commercial Franchises, 70+ Mid-to-Late Stage Pipeline Projects to Fuel Continued Strong Top-Line Growth in 2016 and Beyond –

— Powerful Financial Profile and Balance Sheet Provides Optionality for Continued Growth Opportunities –

— Company to Host Conference Call at 10:00 am ET Today —

DUBLIN, April 6, 2016/PRNewswire/ – Allergan plc (NYSE:AGN) announced that its merger agreement with Pfizer (NYSE: PFE) has been terminated by mutual agreement, effective today. In connection with the termination of the merger agreement, Pfizer has agreed to pay Allergan $150 million for reimbursement of expenses associated with the transaction.

Allergan reiterated its compelling standalone growth profile and strategy following the announced termination of the combination of the two companies. Allergan is positioned to drive strong, sustainable growth powered by leading franchises, new potential blockbuster product launches and unmatched pipeline.

“While we are disappointed that the Pfizer transaction will no longer move forward, Allergan is poised to deliver strong, sustainable growth built on a set of powerful attributes. Leading therapeutic franchises with strong brands across seven therapeutic areas provide the foundation for continued strong growth in 2016 and beyond. Our pipeline is one of the strongest in the industry, loaded with 70 mid-to-late stage programs including 14 expected approvals and 16 regulatory submissions in 2016 alone,” said Brent Saunders, CEO and President.

“Allergan is focused on delivering growth from an efficient operating structure while also being committed to investing in R&D through our Open Science model. The Company is also poised to deliver additional growth opportunities from its attractive financial profile and balance sheet, propelled by approximately $40.5 billion pre-tax1 from the sale of our Actavis Generics business to Teva, expected to close in June 2016.”

“I would like to thank our more than 30,000 global employees for their continued focus and dedication to our business during a time of incredible transformation for our company. Their continued commitment to our customers and helping them meet the needs of their patients is remarkable, and I applaud them for their efforts.”

Based on a preliminary review of the proposed regulations outlined in the U.S. Treasury Notice, Allergan believes that the regulations will have no material impact on the Company’s standalone tax rate. Allergan plans to report its first quarter earnings in its normal timelines by May 10th, where it will also provide an update on its plans to simplify the company’s operations post the close of the Teva transaction.

Conference Call

Allergan will host a brief conference call and webcast today at 10:00 a.m. Eastern Time to discuss the Company’s standalone growth profile and address investor questions. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 86775504.To access the live webcast please visit http://edge.media-server.com/m/p/iiqkjp5a or visit Allergan’s’ Investor Relations Web site at http://ir.allergan.com.

A replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 11:30 p.m. Eastern Time on April 20, 2016. The replay may be accessed by dialing (855) 859-2056 and entering Conference ID 86775504. From international locations, the replay may be accessed by dialing or (404) 537-3406 and entering the same Conference ID number. To access the webcast replay, go to Allergan’s Investor Relations Web site at http://ir.allergan.com.

1	Based on the 20 day volume weighted average price (VWAP) at the time of the announcement of Generics business divestiture on July 27th, 2015.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women’s health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world’s third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives. For more information, visit Allergan’s website at www.allergan.com.

Allergan Forward-Looking Statements

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2015 (certain of such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.